MAM Software Reports Fiscal Third Quarter Results

Total Revenue up 15% for the Third Quarter and 14% for the Nine Months; Recurring

Revenue Comprised 71% and 16th Consecutive Profitable Quarter

BARNSLEY, England, May 7, 2014 /PRNewswire/ -- MAM Software Group, Inc. (NASDAQ Capital Market: MAMS) (the "Company" or "MAM"), a leading global provider of on-premise and cloud-based business management solutions for the auto parts, tire and vertical distribution industries, announced the following financial results in accordance with U.S. generally accepted accounting principles (GAAP) for its fiscal quarter ended March 31, 2014, through the filing on May 7, 2014 of its Quarterly Report on Form 10-Q with the Securities and Exchange Commission:

(In thousands, except share	For The Three Months Ended		For The Nine Months Ended
and per share data)	March 31,		March 31,
	2014	2013	2014	2013
Revenues	$7,868	$6,825	$22,791	$20,062
Gross profit	$4,273	$3,918	$12,493	$11,619
Operating income	$856	$1,054	$2,262	$3,015
Income before provision for income taxes	$852	$1,055	$2,225	$2,774
Net income	$659	$812	$1,744	$2,220
Earnings per share attributed to common stockholders - basic	$0.05	$0.07	$0.14	$0.17
Earnings per share attributed to common stockholders - diluted	$0.05	$0.06	$0.13	$0.17
Weighted average shares outstanding - basic	13,177,644	12,459,071	12,900,154	12,732,179
Weighted average shares outstanding - diluted	13,318,457	12,633,359	12,992,589	12,892,100

"This quarter’s results again demonstrate good progress that we are making to develop cloud-based revenue streams, penetrate our addressable markets and expand our business," said Michael Jamieson, MAM Software Group President and Chief Executive Officer. "We delivered our 16th consecutive profitable quarter while growing the top-line and generating cash. Recurring revenues increased 15% year over year and represented 71% of total sales for the quarter. At the same time, we continued to invest in the business, focusing on building our sales and marketing infrastructure in North America to position the company for further growth. This was a solid quarter with measurable progress against each of our strategic goals."

Third Quarter Highlights:

•	Total revenue for the third quarter increased 15% to $7.87 million from $6.83 million in the same period last year. Sequentially, total revenue increased by $506,000 or 7%.

•	Total recurring revenue for the quarter increased 15% to $5.57 million from $4.83 million in the same period last year. Sequentially, total recurring revenue increased by $240,000 or 5%.
o	Recurring revenue was 71% of total revenue for the quarter, compared to 71% for the same quarter last year.

•	Total Software as a Service (SaaS) revenue for the quarter increased 103% to $938,000 from $463,000 in the same period last year. Sequentially, total SaaS revenue increased by $240,000 or 34%.

o	Autowork Online (SaaS) revenue for the quarter increased $180,000 or 49% to $546,000.
o	Autopart Online (SaaS) revenue for the quarter increased $215,000 or 384% to $271,000.

•	Total Data as a Service (DaaS) revenue increased by $46,000 to $2.20 million, a 2% increase over the same period last year. Sequentially, total DaaS revenue increased by $86,000.

Third Quarter Financial Review:

The Company's revenue was $7.87 million for the quarter ended March 31, 2014 compared to $6.83 million for same period last year, an increase of $1.04 million or 15%.

Gross profit for the quarter was $4.27 million or 54% compared to $3.92 million or 57% for the same period last year. The increase in Cost of Revenues of $688,000 was primarily payroll and related expenses of $352,000 as the Company continues to invest in staff as part of our growth initiative. The cost of hardware we resell increased $146,000 and the cost of the data we resell increased $85,000. Also, lower perpetual license revenue negatively impacted margins as the Company transitions its business to a Software as a Service (SaaS) model.

Operating income for the quarter decreased by $198,000 to $856,000, a decrease of 19% when compared to the $1.05 million operating income for the same period last year.

Net income for the quarter decreased by $153,000 to $659,000, a decrease of 19% when compared to the $812,000 net income for the same period last year.

Basic earnings per share were $0.05 and diluted earnings per share were $0.05, compared to $0.07 and $0.06 for the same period a year ago.

The Company's revenue from its U.S. and U.K. operations this quarter was $2.16 million and $5.71 million respectively, compared to $2.05 million and $4.77 million during the same period last year. U.S. recurring revenue increased $118,000 or 9% to $1.42 million this quarter, from $1.30 million for the same period last year. U.K. recurring revenue increased $624,000 or 18% to $4.15 million this quarter, from $3.53 million for same period last year.

Year-to-Date Highlights:

•	Total revenue for the nine months was $22.79 million, an increase of $2.73 million or 14% when compared to the same period last year.

•	Total recurring revenue for the nine months was $16.10 million, an increase of $1.89 million or 13% when compared to the same period last year.
o	Recurring revenue was 71% of total revenue for the nine months, compared to 71% for the same period last year.

•	Software as a Service (SaaS) revenue for the nine months was $2.28 million, an increase of $1.06 million or 86% when compared to the same period last year.
o	Autowork Online (SaaS) revenue increased by $482,000 or 46% to $1.52 million compared to the same period last year.
o	Autopart Online (SaaS) revenue increased by $525,000 or 461% to $639,000 compared to the same period last year.

•	Total Data as a Service (DaaS) revenue for the nine months was $6.44 million, an increase of $671,000 or 12% when compared to the same period last year.

Balance Sheet and Other Financial Highlights:

•	Trailing 12 month adjusted EBITDA (non-GAAP) of $5.0 million after substantial global investments in personnel and sales and marketing expenditures.

•	A $1.82 million or 45% increase in cash to $5.88 million after capital expenditures of $550,000. The Company has no debt outstanding.

•	Stockholders' equity increase of $3.24 million or 22% to $17.87 million.

•	System backlog of $1.98 million.

Year-to-Date Financial Review:

The Company's revenue was $22.79 million for the nine months ended March 31, 2014 compared to $20.06 million for the same period last year, an increase of $2.73 million or 14%.

Gross profit for the nine month period was $12.49 million or 55% versus $11.62 million or 58% for the same period last year. The increase in Cost of Revenue of $1.86 million was primarily payroll and related expenses of $822,000 as the Company continues to invest in staff as part of its growth initiative. The cost of hardware we resell increased $419,000 and the cost of data we resell increased $245,000. Also, lower perpetual license revenue negatively impacted margins as the Company transitions its business to a Software as a Service (SaaS) model.

Operating income for the nine month period decreased by $753,000 to $2.26 million, a decrease of 25% when compared to the $3.02 million operating income for the same period last year.

Net income for the nine month period decreased by $476,000 to $1.74 million, a decrease of 21% when compared to the $2.22 million net income for the same period last year.

Basic earnings per share were $0.14 and diluted earnings per share were $0.13, compared to $0.17 and $0.17 for the same period a year ago.

The Company's revenue from its U.S. and U.K. operations was $6.41 million and $16.38 million respectively, compared to $4.25 million and $10.68 million during the same nine month period last year. U.S. recurring revenue increased $544,000 or 15% to $4.25 million for the nine month period, from $3.71 million for the same period last year. U.K. recurring revenue increased $1.35 million or 13% to $11.85 million from $10.50 million for the same nine month period last year.

Third Quarter and Year-to-Date Business Update:

Commenting on the third quarter of fiscal 2014, Michael Jamieson, MAM Software Group President and Chief Executive Officer, said:

"All in all this was a solid quarter for the Company as we continue to execute on transitioning from on-premise to SaaS products. We are pleased with the development and performance of our various cloud-based solutions, and we are encouraged by the response from customers. Our SaaS churn rate - for relationships we own - was 2% for the quarter. This was consistent with what we have experienced since introducing cloud-based delivery and confirms that our clients are deriving value from the platform. Attracting new customers to our SaaS solutions remains a high priority with continued investment in sales and marketing to further develop the MAM brand.

"The successful launch of Manage Online, a collaboration with ALLDATA LLC, at the end of 2013 is beginning to be embraced by our customers. We expect this product will continue to gain traction in the coming quarters as we continue to grow this portion of our business and nurture this important relationship with ALLDATA.”

We further strengthened the balance sheet during the quarter through the generation of strong operating cash flows and remain debt-free," said Charles F. Trapp, Executive Vice President and Chief Financial Officer. "At the same time we reinvested a portion of the cash into product development and sales and marketing programs. While this has impacted upon our short-term earnings, it will help drive future growth and improve financial performance. We expect to end fiscal 2014 with EBITDA of approximately $4.90 million."

The Company also reiterated that that it currently has $2.69 million left on its previously approved stock buyback program, which it intends to use selectively as circumstances and market conditions warrant. As of April 30, 2014, MAM had 14.4 million shares of common stock outstanding.

Conference Call Information

The Company has scheduled a conference call for Thursday, May 8, 2014, at 9:00am Eastern Time to review its results. Investors and interested parties can access the conference call by dialing 1-877-941-4775 in the United States and 1-480-629-9761 in the United Kingdom and other toll/international locations. A replay will be available until May 14, 2014 by calling 1-877-870-5176 (United States) or 1-858-384-5517 (toll/UK/international). Please use pin number 4679919 for the replay. A live webcast as well as a replay of the call will be accessible at the investor relations section of the Company's website, www.mamsoftware.com. The webcast replay will be active for 60 days following the conference call.

About MAM Software Group, Inc.

MAM Software is a leading global provider of on-premise and cloud-based business management solutions for the auto parts, tire and vertical distribution industries. The company provides a portfolio of innovative software (SaaS and packaged), data (DaaS), and integration (iPaaS) services that enable businesses to intelligently manage core business processes, control costs and generate new profit opportunities. MAM's integrated platforms provide a wealth of rich functionality including: point-of-sale, inventory, purchasing, reporting, data and e-commerce. Wholesale, retail and installer business across North America, the U.K. and Ireland rely on MAM solutions, backed by dedicated teams of experienced service and support professionals. For further information, please visit http://www.mamsoftware.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including, increased competition; the ability of the Company to expand its operations through either acquisitions or internal growth, to attract and retain qualified professionals, and to expand commercial relationships; technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contact: Charles F. Trapp, Executive Vice President and Chief Financial Officer

610-336-9045 ext. 240

Peter Seltzberg Hayden IR 646-415-8972

peter@haydenir.com

MAM SOFTWARE GROUP, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	March 31, 2014	June 30, 2013
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$5,876	$4,061
Accounts receivable, net of allowance of $130 and $114	4,625	3,511
Inventories	271	199
Prepaid expenses and other current assets	1,662	1,976
Total Current Assets	12,434	9,747

Property and Equipment, Net	700	689

Other Assets
Goodwill	9,598	8,983
Amortizable intangible assets, net	249	640
Software development costs, net	1,502	1,248
Other long-term assets	35	34
TOTAL ASSETS	$24,518	$21,341

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$1,319	$1,400
Accrued expenses and other liabilities	2,083	1,952
Payroll and other taxes	617	718
Debt	-	312
Current portion of deferred revenue	942	742
Sales tax payable	861	769
Income tax payable	369	352
Total Current Liabilities	6,191	6,245

Long-Term Liabilities
Deferred revenue, net of current portion	224	154
Deferred income taxes	32	79
Other	205	241
Total Liabilities	6,652	6,719
Commitments and Contingencies
Stockholders' Equity
Preferred stock: Par value $0.0001 per share; 2,000,000 shares authorized, none issued and outstanding	-	-
Common stock: Par value $0.0001 per share; 18,000,000 shares authorized, 15,225,345 shares issued and 14,551,664 shares outstanding at March 31, 2014 and 14,813,172 shares issued and 14,139,491 shares issued and outstanding at June 30, 2013	2	2
Additional paid-in capital	32,124	31,548
Accumulated other comprehensive loss	(244)	(1,168)
Accumulated deficit	(12,270)	(14,014)
Treasury stock at cost, 673,681 shares at March 31, 2014 and June 30, 2013	(1,746)	(1,746)
Total Stockholders' Equity	17,866	14,622
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$24,518	$21,341

The Accompanying Notes Are an Integral Part of these Condensed Consolidated Financial Statements.

MAM SOFTWARE GROUP, INC.

Condensed Consolidated Statements of Income and Comprehensive Income

(Unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended		For the Nine Months Ended
	March 31,		March 31,
	2014	2013	2014	2013
Revenues	$7,868	$6,825	$22,791	$20,062
Cost of revenues	3,595	2,907	10,298	8,443
Gross profit	4,273	3,918	12,493	11,619
Operating expenses
Research and development	998	850	2,749	2,555
Sales and marketing	1,087	810	3,400	2,443
General and administrative	1,081	919	3,316	2,747
Depreciation and amortization	251	285	766	859
Total operating expenses	3,417	2,864	10,231	8,604

Operating income	856	1,054	2,262	3,015
Other income (expense)
Interest expense	(4)	(34)	(37)	(144)
Gain on settlement of liabilities	-	-	-	13
Gain on settlement of derivative liabilities	-	58	-	131
Change in fair value of derivative liabilities	-	(23)	-	(271)
Total other income (expense), net	(4)	1	(37)	(241)

Income before provision for income taxes	852	1,055	2,225	2,774
Provision for income taxes	193	243	481	554
Net income	659	812	1,744	2,220

Foreign currency translation income (loss)	89	(529)	924	(233)
Total comprehensive income	$748	$283	$2,668	$1,987

Earnings per share attributed to common stockholders:
Basic	$0.05	$0.07	$0.14	$0.17
Diluted	$0.05	$0.06	$0.13	$0.17
Weighted average shares outstanding:
Basic	13,177,644	12,459,071	12,900,154	12,732,179
Diluted	13,318,457	12,633,359	12,992,589	12,892,100

The Accompanying Notes Are an Integral Part of these Condensed Consolidated Financial Statements

MAM SOFTWARE GROUP, INC.

Calculation of Adjusted Earnings before Interest, Taxes, Depreciation,

and Amortization (Non-GAAP) (unaudited, includes non-cash compensation and change in fair value of derivative liabilities

	For the Three Months Ended		For the Nine Months Ended		Trailing Twelve Months Ended
	March 31,		March 31,		March 31,
(in thousands)	2014	2013	2014	2013	2014

Net income (GAAP)	$659	$812	$1,744	$2,220	$2,537
Interest expense	4	34	37	114	69
Taxes	193	243	481	554	650
Depreciation and amortization	251	285	766	859	1,056
Non-cash equity compensation	189	136	517	321	610
Gain on settlement of derivative liabilities	-	(58)	-	(131)	-
Gain on settlement of liabilities	-	-	-	(13)	-
One time expense	-	-	82	-	82
Change in fair value of derivative liabilities	-	-	-	271	-
Adjusted EBITDA (Non-GAAP)	$1,296	$1,452	$3,627	$4,195	$5,004

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